                              REGISTRATION NO. 333-_____

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549

                                       FORM S-3

                                REGISTRATION STATEMENT
                           UNDER THE SECURITIES ACT OF 1933

                         UNITED ASSET MANAGEMENT CORPORATION
                         -----------------------------------
                (Exact name of registrant as specified in its charter)

                                       Delaware
                                       --------
            (State or other jurisdiction of incorporation or organization)

                                      04-2714625
                                      ----------
                         (I.R.S. Employer Identification No.)

                               One International Place
                             Boston, Massachusetts  02110
                                    (617) 330-8900
                                    --------------
                 (Address, including zip code, and telephone number,
          including area code, of registrant's principal executive offices)

                                  Joseph R. Ramrath
                      Senior Vice President and General Counsel
                         United Asset Management Corporation
                               One International Place
                             Boston, Massachusetts  02110
                                    (617) 330-8900
                                    --------------
              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                                       Copy to:

                               Valerie L. Andrews, Esq.
                      Hill & Barlow, a Professional Corporation
                               One International Place
                             Boston, Massachusetts  02110
                                    (617) 428-3000

Approximate date of commencement of proposed sale to the public: September 4,
1996

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                 Proposed       Proposed
     Title of                     maximum        maximum
      shares                     aggregate      aggregate         Amount of
      to be        Amount to be  price per       offering       registration
   registered      registered     unit *          price *            fee
- --------------------------------------------------------------------------------

  Common Stock      5,858,903    $23.375    $136,951,857.63      $47,224.78
($.01 par value)
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

*Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457 upon the basis of the average of the high and low prices of the registrant's Common Stock as reported in the consolidated reporting system of the New York Stock Exchange on August 30, 1996.

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said
Section 8(a) may determine.

    If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement and this registration statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this registration statement.

                                      PROSPECTUS

                         UNITED ASSET MANAGEMENT CORPORATION

                                  5,858,903 Shares
                                          of
                                     Common Stock
                              (Par Value $.01 Per Share)

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The shares of Common Stock being offered hereby (the "Shares") are being sold for the accounts of twelve stockholders (the "Selling Stockholders") of United Asset Management Corporation (the "Company"). The Company will not receive any of the proceeds from the sale of the Shares. The last price of the Company's Common Stock as reported by the New York Stock Exchange on
August 30, 1996 was $23.125 per share.

    The Selling Stockholders have advised the Company (1) that they propose that the Shares to be offered hereby be offered for sale and sold or distributed, from time to time, by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions; (2) that such sales or distributions may be made by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) in negotiated transactions; or (f) through other means; and (3) that no sales or distributions other than as described in (2)(a) through 2(e) above will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. In certain cases, such brokers or dealers, any other participating brokers and dealers, and the Selling Stockholders may be deemed to be "underwriters" as that term is defined in Section 2(11) of the Securities Act of 1933, as amended. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company has entered into an indemnification agreement with the Selling Stockholders. See section entitled "The Selling Stockholders".

    Normal commission expenses and brokerage fees are payable individually by the Selling Stockholders. Expenses of issuance and distribution, other than commissions, estimated at $70,000.00 will be borne by the Company.

                  The date of this Prospectus is September 4, 1996

                                AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, as well as proxy and information statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, DC, at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, and at certain of its Regional Offices, as follows:

          New York Regional Office       Chicago Regional Office
          7 World Trade Center           500 West Madison Street
          Suite 1300                     Suite 1400
          New York, New York 10048       Chicago, Illinois 60661

    Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, DC 20549.

    The Common Stock of the Company is listed on the New York Stock Exchange. Reports, proxy and information statements, and other information concerning the Company can be inspected at such exchange. The Commission also maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Commission. The address of such site is: http://www.sec.gov.

                        _____________________________________

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The following documents have been filed by the Company with the Commission (File No. 1-9215) and are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; (iii) the financial statements relating to the Company's acquisition of Provident Investment Counsel, Inc. found at Item 7(a)(iii), 7(a)(iv) and 7(a)(v) of the Company's Current Report on Form 8-K, filed on December 1, 1994, as amended on March 2, 1995; (iv) the Company's Current Report on Form 8-K, filed on June 3, 1996; (v) the Company's Current Report on Form 8-K, filed on September 3, 1996; and (vi) the description of the Company's capital stock contained in the Company's Registration Statement under Section 12(b) of the Exchange Act on Form 8-A, filed on July 22, 1986, including any amendment or reports filed for the purpose of updating such description.

    All documents filed by the Company subsequent to the filing of the Registration Statement of which this Prospectus is a part, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference in this Prospectus.

    The Company shall, upon written or oral request by a person, including any beneficial owner, to whom this Prospectus is delivered, provide without charge to such person a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Such requests should be directed to United Asset Management Corporation, One International Place, Boston, Massachusetts 02110, Attn:
Executive Vice President and Chief Financial Officer (telephone (617) 330-8900).

                                 THE COMPANY

    The Company is a holding company organized in December, 1980 to acquire and to own firms engaged primarily in institutional investment management. The Company's principal executive offices are located at One International Place, Boston, Massachusetts 02110, and its telephone number is (617) 330-8900. As of the date of this Prospectus, the Company has 46 subsidiaries, which serve as managers of investment portfolios for corporate, public and union pension funds and profit sharing plans, endowments, foundations and, to a lesser extent, individuals and other investors, including several investment companies.

                               THE SELLING STOCKHOLDERS

    The shares being offered hereby were acquired by the Selling Stockholders listed below pursuant to a Merger Agreement dated as of July 17, 1996 by which the Company has acquired by merger, effective August 29, 1996, all of the capital stock of Clay Finlay Inc. ("CF Inc."), a New York corporation having its principal place of business at 200 Park Avenue, New York, NY 10166 (the "Merger") and pursuant to an Acquisition Agreement dated as of July 17, 1996 by which CF Inc., immediately after the Merger and as a wholly owned subsidiary of the Company, acquired all of the share capital of Clay Finlay Ltd. ("CF Ltd."), a company limited by shares, incorporated in the Islands of Bermuda and having its registered office at Third Floor, Burnaby Building, 16 Burnaby Street, Hamilton HM JX, Bermuda (the "Acquisition"). Prior to the Merger, Messrs. Clay, Finlay, Jones and Schletter were the principal stockholders of CF Inc. Prior to the Acquisition, Messrs. Clay, Finlay, Brown, and Lyon and Ms. Yamada, and the L'Espoire Trust, the Alwyne Trust and the Bon Accord Trust were the principal stockholders of CF Ltd. Each of Messrs. Clay, Finlay, Jones, Schletter, Lyon, Brown and Ms. Yamada were officers and/or employees of either CF Inc., CF Ltd. or a wholly-owned subsidiary of CF Ltd. prior to the Merger and Acquisition and each of them continues to hold the same positions since the Merger and Acquisition. As of the date hereof, the Selling Stockholders are the beneficial owners of the number and percentage of shares of the Company's Common Stock, par value $.01, listed below, all of which are being offered hereby.

                             Number of Shares
Selling                      Beneficially Owned            Percentage
Stockholder                  as of the Date Hereof           Owned
- -----------                  ---------------------         -------

John P. Clay                  2,380,890                      3.5

D. Francis K. Finlay          2,408,970                      3.5

Gregory M. Jones                 14,238                       *

Robert C. Schletter             290,859                       *

The Alwyne Trust                166,091                       *

L'Espoire Trust                 146,967                       *

The Bon Accord Trust             28,080                       *

Peter Lyon                       21,719                       *

Ian Brown                       290,651                       *

Asako Yamada                     36,198                       *

P.M. White                       72,206                       *

C. Casella-Hurley                 2,034                       *

* Less than 1%.

The Company has entered into an agreement with the Selling Stockholders providing for indemnification of the Selling Stockholders by the Company under certain circumstances.

                                 LEGAL MATTERS

    The legality of the Shares offered by this Prospectus has been passed upon by Hill & Barlow, a Professional Corporation, One International Place, Boston, Massachusetts 02110.

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference to the Current Report on Form 8-K of the Company filed on September 3, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

    The financial statements incorporated in this Prospectus by reference to
Item 7(a)(iii), 7(a)(iv) and 7(a)(v) of the Company's Current Report on Form 8-K, filed on December 1, 1994 and amended on March 2, 1995 have been so incorporated in reliance on the reports of Maginnis, Knechtel & McIntyre and Horsfall, Murphy & Pindroh, independent accountants, given upon the authority of said firms as experts in accounting and auditing.

                                    PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is a reasonably itemized statement of all expenses, other than commissions, in connection with the issuance and distribution of the
Shares:

     SEC Registration Fee          $47,982.40
     Cost of Printing                    0.00
     Legal Fees and                  6,000.00*
       Expenses
     Accounting Fees and            10,000.00*
       Expenses
     Miscellaneous                   6,017.60*
                                  -------------
                       Total      $ 70,000.00*
                                  -------------
                                  -------------


All of these expenses will be borne by the Company.


*   Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of the State of Delaware provides for indemnification of officers and directors subject to certain limitations. The general effect of such law is to empower a corporation to indemnify any of its officers and directors against certain expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with certain actions, suits or proceedings (threatened, pending or completed) if the person to be indemnified acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceedings, if he had no reasonable cause to believe his conduct was unlawful. The Company's by-laws provide that it shall indemnify its officers, directors, employees and agents to the extent permitted by law.

    The Company maintains insurance under which the insurers will reimburse the Company for amounts which it has paid to its directors, officers and certain other employees by way of indemnification for claims against such persons in their official capacities. The insurance also covers such persons as to amounts paid by them as a result of claims against them in their official capacities which are not reimbursed by the Company. The insurance is subject to certain limitations and exclusions. One of the Company's directors serves as such under the terms of an agreement with a corporation of which he is an officer. In so serving, he is covered by the officers and directors' liability insurance policy maintained by such corporation.

    In addition, the Selling Stockholders have agreed to indemnify the directors and officers of the Company who have signed this Registration Statement under certain circumstances.

ITEM 16.  EXHIBITS.

    See Exhibit Index.

ITEM 17.  UNDERTAKINGS.

    A.   The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, The Commonwealth of Massachusetts, on September 4, 1996.

                                       UNITED ASSET MANAGEMENT
                                       CORPORATION
                                       (Registrant)

                                       By:  /s/ William H. Park
                                            ---------------------------------
                                            William H. Park,
                                            Executive Vice President and
                                            Chief Financial Officer

                                  POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints
Norton H. Reamer, William H. Park, and Joseph R. Ramrath and each of them singly his or her lawful attorneys with full power to them and each of them singly to sign for him or her in his or her name in the capacity indicated below this registration statement on Form S-3 (and any and all amendments hereto), hereby ratifying and confirming his signature as it may be signed by his or her said attorneys to this registration statement (and any and all amendments hereto).

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


   Signature                     Title                           Date
   ---------                     -----                           ----

/s/ Norton H. Reamer      President and Chief                September 4, 1996
- ------------------------  Executive Officer, Director
Norton H. Reamer


/s/ William H. Park       Executive Vice President and       September 4, 1996
- ------------------------  Chief Financial Officer
William H. Park           (principal accounting officer)


/s/ Harold J. Baxter      Director                           September 4, 1996
- ------------------------
Harold J. Baxter


/s/ John K. Dwight        Director                           September 4, 1996
- ------------------------
John K. Dwight


/s/ Robert J. Greenebaum  Director                           September 4, 1996
- ------------------------
Robert J. Greenebaum

/s/ Jay O. Light          Director                           September 4, 1996
- ------------------------
Jay O. Light


/s/ John F. McNamara      Director                           September 4, 1996
- ------------------------
John F. McNamara


/s/ David I. Russell      Director                           September 4, 1996
- ------------------------
David I. Russell


/s/ Philip Scaturro       Director                           September 4, 1996
- ------------------------
Philip Scaturro


/s/ John A. Shane         Director                           September 4, 1996
- ------------------------
John A. Shane


/s/ Barbara S. Thomas     Director                           September 4, 1996
- ------------------------
Barbara S. Thomas


/s/ C. Giles H. Weaver    Director                           September 4, 1996
- ------------------------
C. Giles H. Weaver


/s/ John S. Williams      Director                           September 4, 1996
- ------------------------
John S. Williams

                                 EXHIBIT INDEX

    Certain of the following exhibits (those marked with an asterisk) are filed herewith. The remainder of the exhibits have heretofore been filed with the Commission and are incorporated herein by reference. Inapplicable items have been omitted.

Exhibit                 Title                                               Page

4.1      Restated Certificate of Incorporation of the Company
         (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3, File No. 33-57049, filed December 23, 1994).

4.2 By-Laws of the Company, as amended (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-3, File No. 33-57049, filed December 23, 1994).

4.3 Specimen Certificate of Common Stock, $.01 par value, of the Company (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1, File No. 33-6874, filed August 22, 1986).

5.1*     Opinion of Hill & Barlow, a Professional Corporation.

23.1*    Consent of Hill & Barlow, a Professional Corporation (included in
         Exhibit 5.1).

23.2*    Consent of Price Waterhouse LLP.

23.3*    Consent of Maginnis, Knechtel & McIntyre.

23.4*    Consent of Horsfall, Murphy & Pindroh.

24.1*    Power of Attorney (included above at page II-5).